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                                                                    EXHIBIT 11.1

                               CERUS CORPORATION

                STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                        (In thousands, except per share data)


                                                                               DECEMBER 31,
                                                                 ----------------------------------------
                                                                     1994          1995          1996
                                                                 -----------   -----------   ------------
Net loss                                                        $(1,800,089)  $(2,360,321)  $(10,206,885)
                                                                ===========   ===========   ============

Shares used in net loss per share computation:

  Weighted average shares of common stock outstanding             1,443,942     1,416,355      1,424,939
  Shares related to Staff Accounting Bulletin Topic 4D:
     Common stock(1)                                                485,247       485,247        485,247
     Common stock options(2)                                        265,426       265,426        265,426
     Preferred stock(3)                                             560,001       560,001        560,001
                                                                -----------   -----------   ------------
                                                                  1,310,674     1,310,674      1,310,674
                                                                -----------   -----------   ------------

Shares used in net loss per share computation                     2,754,616     2,727,029      2,735,614
                                                                ===========   ===========   ============
Net loss per share                                              $     (0.65)  $     (0.87)  $      (3.73)
                                                                ===========   ===========   ============

Calculation of shares outstanding for computing pro forma net loss per share:

  Shares used in computing historical net loss per share
    (from above):                                                                              2,735,614
  Adjustment to reflect the effect of the assumed conversion of
    convertible preferred stock from the date of issuance(4):                                  3,852,242
                                                                                            ------------

Shares used in computing pro forma net loss per share                                          6,587,855
                                                                                            ============
Pro forma net loss per share                                                                $      (1.55)
                                                                                            ============


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(1) Net additional outstanding shares assuming common shares issued after
    July 31, 1995 were issued and outstanding in all prior periods and the proceeds were applied to repurchase shares at the estimated initial public offering price per share using the Treasury Stock method.

(2) Net additional outstanding shares from stock options granted after July 31, 1995 assuming exercise of options and repurchase of shares at the estimated initial public offering price per share using the Treasury Stock method.

(3) Series E preferred stock issued in April 1996 and July 1996 (convertible into common stock) and assumes shares are outstanding in all prior periods using the if converted method.

(4) Preferred stock issued before July 31, 1995 (convertible into common stock) using the if converted method.